Exhibit 10.1

Polyrizon Ltd., Company Number 513637025 (the “Company”)

Equity incentive plan for the Company - for employees and officers, consultants and service providers

The plan is intended for the issuance of the Company’s options, non-tradable, which can be exercised into ordinary shares of the Company with a par value, for Employees and officers, consultants and service providers of the Company and/or companies in the Company’s Group, in accordance with Section 102 of the Income Tax Ordinance [new edition] 1961 in the capital gains track, all in accordance with the conditions set forth in this Plan below.

1.	Introduction and Definitions

1.1.	Any expression in this Plan, which refers to the individual, will also apply in relation to the plural and vice versa, and every expression that relates to one sex will also apply in relation to the opposite sex, unless a different interpretation arises from the content.

1.2.	The definitions set forth below shall have, in this Plan, the meaning set out by their side unless the written content requires otherwise:

An option, non-tradable, exercisable into Ordinary Shares of the Company, all in accordance with and subject to the provisions of this Plan;	“Option” -

An Option to be exercised under section 3(i) of the Income Tax Ordinance, which has been allotted to a non-eligible Offeree;	“Option 3(i)”-

As defined in Section 32(9) of the Ordinance;	“Controlling Shareholders of the Company”-

As defined in Section 5.1 of the Plan;	“Option Agreement”-

Income Tax Ordinance [New Edition], 1961 and all Rules and/or regulations and/or orders and/or any other provisions issued or to be issued under it and/or its decision made under it, and all amendments thereto, and in particular the Rules (as defined below), as amended;	“Ordinance” and\or “Income Tax Ordinance”-

The provisions of Section 102 of the Income Tax Ordinance, as may be amended from time to time, including all regulations and/or Rules and/or orders that have been enacted or established pursuant to section 102;	“Section 102”

Income Tax Rules (Tax relief in the issuance of shares to employees), 5763- 2003;	“Rules of Section 102” or the “Rules”

A day when most banks in Israel are open and active;	“Business Day”-

The Company’s ordinary shares of par value;	“Share” or “Ordinary Share”-

As defined in Section 11.1 below;	“Exercised Shares”-

The persons entitled to participate in the Plan and receive Options, including Employees, directors, consultants of the Company and any of the Company Group, or any other person, who have been granted Options in accordance with the provisions of this Plan;	“Offeree”

Any of the following: (a) A conviction of a flagrant offense or one that affects the company and/or Affiliated Companies; (b) Refusal of Offeree to comply with a reasonable instruction of his superiors, including the board of directors, CEO and direct manager of the Offeree, in connection with the Company’s business and/or with the business of Affiliated Companies, which could be performed under applicable laws; (c) Embezzlement of Company funds and/or Affiliated Companies’ funds; (d) breach of fiduciary duty towards the Company and/or towards Affiliated Companies, including disclosure of confidential information regarding the company and/or Affiliated Companies; (e) Any act or omission (other than conduct in good faith) which in the opinion of the board of directors is significantly harmful to the Company and/or Affiliated Companies; (f) Circumstances that do not give the offeree the right to receive severance pay in accordance with the provisions of any law;	“Cause”

An employee in accordance with Section 102 is – an employee, director and officer in the Company or Affiliated Company, who has been issued option letters and\or grants in accordance with this Plan;	“Employee”

Any of the following: (1) merger, acquisition, reorganization of the Company with or into another company, when the Company is not the surviving company; (2) the sale of all or a substantial portion of the Company’s assets or Shares; (3) the issuance of the Company’s Shares to the public on the stock exchange (as defined in the Companies Act, 5759-1999);	“Transaction”

Polyrizon Ltd.	“Company”

The Company, the Controlling Shareholders of the Company, and companies controlled by the Company and/or the Controlling Shareholders of the Company, directly and/or indirectly;	“Company Group” or “Affiliate Companies” -

This Plan as may be amended from time to time	“Plan” or “Incentive Plan”-

2.	The Plan’s Framework - Capital Gains Tax Track; 3(i) Track

2.1.	This Plan shall be subject to, construed and comply with all the requirements of Section 102 of the Ordinance and any written approval by the Israeli tax authorities.

2.2.	This Plan and the issuances by virtue of it, are subject to the provisions of Section 102 and Section 3(i) of the Ordinance - capital gains tax track, as they exist from time to time, and the rules thereunder, and the Offerees are obliged to act in accordance with the provisions of the Ordinance and the Rules.

2.3.	Issuance of Options under this Plan will be made to a trustee who will be appointed by the Company at its sole discretion (hereinafter: the “Trustee”), as a trustee for each Offeree, or any other trustee elected by the Company. The terms of the trust will be as specified in a trust agreement to be signed between the Company and the Trustee (hereinafter: “Trust Agreement”), which will be attached as an appendix to this Plan and the Options Agreement.

2.4.	In order for an Offeree to pay the fixed tax rates for the capital gains tax track, the Offeree may not transfer and/or sell the Exercised Shares held by the Trustee until the elapse of 24 months from the date of issuance of the Options to the Trustee for the Offeree, or any other period approved by the Israeli tax authorities. (Hereinafter: “Blocking Period”).

2.5.	In the event of a distribution of bonus shares and/or Exercised Shares (hereinafter: the “Additional Rights”), all Additional Rights will be issued to the Trustee for the benefit of the Offeree and will be held by the Trustee until the end of the Blocking Period of the Options for which the rights were issued. The provisions of the capital gains tax track will apply to the Additional Rights.

2.6.	In any event where the Offeree transfers and/or sells the Exercised Shares held by the Trustee before the end of the Blocking Period (hereinafter: the “Breach”), the Offeree will pay all taxes required to be paid due to the Breach, in accordance with the provisions of section 7 of the Rules. The Offeree will indemnify The Company for any expenses incurred by the Company due to the said Breach, including payment of the employer’s portion to the National Security Institute.

2.7.	For avoidance of doubt, the provisions of Section 102 of the Ordinance, comes in addition to any other provisions set forth in the Plan and the provisions of Section 102 of the Ordinance shall not derogate from the provisions of this Plan, including provisions regarding Vesting Dates, as defined in section 6 below and/or any other provision limiting the Offeree’s ability to exercise the Options or transfer the shares from the Trustee.

2.8.	It is hereby clarified that, the Company will be entitled under this Plan, to issue Options to other Offerees who do not comply with the rules of Section 102 of the Ordinance (including consultants, etc.) as well as to foreign Offerees, in which case the provisions of this Plan will apply mutatis mutandis, the issuance to Israeli Offerees will be made in accordance with the provisions of Section 3(i) of the Ordinance and/or any other relevant provision of law, the issuance to foreign Offerees shall be subject to the taxation laws applicable to them.

3.	The Number of Options to be Issued According to the Plan

Subject to the following, the total number of Options to be issued under this Plan shall be determined by the Company’s Board of Directors, from time to time and in its sole discretion and will relate to the Company’s Options, non-tradable, exercisable into Ordinary Shares of the Company, as set forth below in this Plan. The number of shares that will result from the exercise of the Options will be subject to the issuance of an Exercise Notice and adjustments, as set forth in Sections 7 and 12 below.

4.	The Plan’s Administrator

The Company’s board of directors has full discretion to manage the Plan, make decisions regarding the Plan, interpret and make changes to it, as it sees fit, including suspending or terminating the Plan, changing the exercise price of all or part of the Options, accelerating vesting periods, and all subject to the provisions of any applicable laws. The Company’s board of directors is not obligated to treat all Offerees equally.

5.	Issuance of Options

5.1.	The issuance of an Option to an Offeree in accordance with the Plan will be made through a written option agreement between the Company and the Offeree in the form approved by the board of directors (the “Option Agreement(s)”). Each Option Agreement shall specify, inter alia, the number of Shares to be derived from the exercise of the Option, the Vesting Dates, the exercise price, the expiration date of the Option and other terms as determined by the board of directors, subject to the Plan’s provisions and special terms as determined by the board of directors. In the event of an individual arrangement in an Options Agreement that differs from the general arrangement in the Plan, the provisions of the Option Agreement will apply in relation to that specific Offeree and the Options that are the subject of that Option Agreement.

5.2.	Any issuance of Options under the Plan will be made only after compliance with all of the conditions set forth below:

(a)	Not before the elapse of 30 days from the date on which the Plan was submitted for approval to the tax authorities in Israel, in accordance with the provisions of Section 102 of the Ordinance (for offerees under Section 102);

(b)	Obtaining the necessary approvals for issuances under the Plan by the authorizing bodies of the Company, in accordance with applicable laws.

5.3.	The date of issuance of the Options shall be the date on which the Company decided to issue the Options under the name of the Trustee for each Offeree according to Section 102 or the issuance of Options in the name of an Offeree who does not fall under Section 102, in accordance with the provisions of this Plan.

5.4.	The Options, which will be issued to the Trustee for the Offerees under this Plan, will be Issued for no consideration.

5.5.	The exercise price for each Option issued under this Plan for each convertible Option into an Exercised Share shall be determined in the Option Agreement (hereinafter: the “Exercise Price”). The Exercise Price is not linked to any index or exchange rate, unless otherwise determined by the Company’s board of directors.

6.	Vesting Period

6.1.	The rights of each Offeree to exercise the Options issued to the Trustee on his behalf, including any possibility of advancing or deferring this right, will be realized at the dates specified in the Option Agreement (hereinafter: the “Vesting Dates”).

6.2.	The Offeree’s rights to exercise the Options, on the Vesting Dates, as set out in the Option Agreement, may be conditional on the continuation of his employment or tenure or the provision of services by the Offeree in a company of the Company’s Group, meeting the Offeree’s targets, all in accordance with section 13 below or the terms of the Option Agreement.

7.	Exercising Options

7.1.	Subject to the provisions of this Plan, an Offeree shall be entitled to exercise the Options, in whole or in part, for which the Vesting Dates have been reached, during the Option Term, as defined in section 8 below, by sending a written exercise notice signed by the Offeree to the Company’s registered office and the Trustee (in the event these are Options under Section 102), which will include, inter alia, the name of the Offeree and his ID number and the number of Options that the Offeree wishes to exercise (hereinafter: the “Exercise Notice”). An Exercise Notice will be delivered to the Company only on a Business Day.

7.2.	Within 14 days from the date of receipt of the Exercise Notice by the Company in addition to the full Exercise Price in cash (hereinafter: the “Exercise Date”), the Company will allot the Exercised Shares.

7.3.	The Company will maintain an Offerees registry in its registered office, in which the Company’s Offerees’ names will be registered, their addresses and the number of Options registered in their name.

8.	Options Term

All Options issued to the Offeree or the Trustee on behalf of an Offeree under this Plan, but not exercised, shall expire and be revoked at 17:00, Israel time, at the end of ten (10) years from the date of their grant to the Offeree or Trustee on behalf of the Offeree under Section 102 (hereinafter: the “Option Term”), Unless they have expired earlier, in accordance with the provisions of section 10 below.

9.	Term of the Plan

9.1.	This Plan will be in effect for a period of ten (10) years from the date of its approval by the Company’s board of directors, unless the Company’s board of directors decides to terminate it earlier. Options granted under this plan shall be valid for a period of ten (10) years unless the board of directors determines otherwise, expressly, in the Option Agreement. An Option that is not exercised within ten (10) years will expire, and all the rights of the participant in relation to the Options will become null and void.

9.2.	Notwithstanding anything to the contrary in the Plan, the board of directors may, at any time, amend, suspend or terminate, retroactively or otherwise, the entire Plan or part thereof (including any change intended to ensure that the Company complies with the law), and provided that other then, amending a written error, amendments required under applicable laws or stated in the Plan, the Offeree’s rights in relation to the Options granted to him before the amendment, suspension or termination, will not be effected without the Offeree’s consent. The board of directors may change the terms of the issuance granted to the Offeree, retroactively or in the future, provided that except for amendments of written errors, amendments arising from the law, accounting rules applicable or explicit in the Plan, the Offeree’s rights with regards to the Options granted to him before the change will not be effected without the Offeree’s Consent.

9.3.	Notwithstanding anything to the contrary in the Plan, the board of directors may carry out the following actions: (a) an increase in the number of shares that may be issued under the Plan; (B) an extension of the term of the Plan; (C) a substantial expansion of the group eligible to participate in the Plan; (D) an expansion of the type of options and/or benefits provided under the Plan.

10.	Expiration of the Options

10.1.	The Options issued under this Plan will expire in any of the following events:

(a)	Exercised Options will expire upon the issuance date of the Exercised Shares in their place.

(b)	Options will expire and will not be exercisable upon the elapse of the Option Term;

(c)	Options, which the Offeree’s rights to exercise them under Article 13 below has been terminated or unless otherwise stated in the Option Agreement, will expire and will not give that Offeree any right.

10.2.	An Offeree’s Option exercise right that has been terminated, in accordance with the provisions of section 13 below, will return to the options pool held by the Trustee, the Company will be entitled to grant the Option again, in the future, to Offerees, in accordance with the provisions of this Plan.

11.	Exercised Shares

11.1.	The Shares that will be issued as a result of exercising any Options under this Plan (hereinafter: the “Exercised Shares”) will be equal in their rights to the Company’s Shares in all matters immediately upon their issuance, and will be entitled to any dividend or other benefit, whereby the effective date for determining the right to receive them shall apply on the day of their issuance due to the exercise of the Option or thereafter.

11.2.	In any event where the Offeree will be entitled to receive rights and/or bonus shares and/or any other right granted to the Offeree by virtue of the Options and/or the Exercise Shares (hereinafter: the “Rights”) and on the determining date of distribution of rights, the Options and/or Exercised Shares were held by the Trustee, the Rights will be transferred to the Trustee, who will deduct withholding tax in accordance with applicable laws, if and to the extent applicable, and the provisions of section 2.5 above shall apply to any such distribution and/or issuance as aforesaid.

11.3.	In the event the Company distributes a cash dividend and on the determining date for the distribution of the dividend, the Trustee held Exercised Shares for any of the Offerees, the Company will transfer to the Trustee dividend amounts in respect of the Exercised Shares held by the Trustee for each Offeree, the Trustee will deduct withholding tax, if applicable, and thereafter will transfer the dividend amounts (after tax deduction) to the Offeree.

11.4.	As long as the Shares are held for the benefit of Offerees by the Trustee, the voting rights attached to the Exercised Shares are hereby irrevocably assigned to the Company’s representative, to be determined from time to time by the board of directors, whereby the aforementioned representative may, but is not obligated to vote at any general meeting of the Company, In accordance with the existing voting ratio of the other shareholders. The Offeree shall sign a proxy in the form to be determined by the Company that empowers the aforesaid representative to vote at any such general meeting as aforesaid.

11.5.	The Offeree and/or the person acting on his behalf, irrevocably waives any claim against the aforesaid representative and undertakes not to raise any claim in connection with the abovementioned representative’s vote at the shareholders meetings and undertakes to indemnify the abovementioned representative for any damage and or expense incurred by him as a result of voting and/or abstaining from voting on behalf of the Exercised Shares at the meetings.

12.	Adjustments

12.1.	In the event of a change in the Company’s issued share capital by way of distribution of Bonus shares or of a share split, replacement or reverse split of the Company’s share capital, or any corporate capital event of a substantially similar nature, the Company shall execute, in accordance with the board of directors decision in its sole and final discretion, the necessary changes or adjustments in relation to the number and type of Exercise Shares in respect of the Options not yet exercised by the Offeree and/or the Exercise Price of each Option. The total Exercise Price of all the Options will not change as a result of making the necessary changes and adjustments as aforesaid.

12.2.	upon the occurrence of any of the following events, the right of the Offeree to exercise Options under the Plan shall be subject to the adjustments set forth below:

12.2.1.	In the event of a Transaction (as defined above) when there are Options that have not yet been exercised by virtue of the Plan, the Company will notify all Options holders regarding the Transaction, and each Option holder will have ten (10) days to exercise the vested Options that have not yet been exercised into Shares in accordance with the exercise provisions set out in section 7 above. Upon the elapse of the ten days, all Options that have not yet been exercised into Shares up to that date will expire immediately.

12.2.2.	In the event of a Transaction, unless otherwise stated in the Options Agreement, any Option granted under the Plan that has not yet been exercised because the Vesting Date has not yet occurred will be replaced or converted from Options into Shares, in accordance with the number of unexercised shares under the Options Agreement, or into any other security of the acquiring company (or parent company or subsidiary of the acquiring company), which were distributed to the Company’s shareholders against the Shares in respect of such Transaction, and appropriate adjustments will be made to the Exercise Price per Share, which will reflect such an event, and all other terms of the Option Agreement, including Vesting Dates shall remain in full force and effect, all as determined by the board of directors whose decision shall be exclusive and final. The Company will notify the Offeree of the Transaction in a manner that the Company deems appropriate, at least seven (7) days before the date of completion of the Transaction. on the date of completion of the Transaction, Options that have reached their Vesting Dates and the Company has not received an Exercise Notice for them, will expire.

12.2.3.	Without derogating from the aforesaid and subject to the provisions of any applicable law and the provisions of the Option Agreement, the board of directors has the authority to determine in its sole and final discretion, that upon an occurrence of a Transaction as set forth in clause 12.2.1 above, whereby the acquiring company (or parent company or subsidiary of the acquiring company) does not agree to convert or replace the Options, the Vesting Dates of all or part of the Options, that have not yet been vested, shall accelerate. The Offeree will be entitled to exercise these Options into Shares within ten (10) days before the closing date of the Transaction.

12.2.4.	For the purposes of section 12.2.2 above, the Option will be considered replaced or converted if, following the Transaction, the Option grants the right to purchase or receive, in respect of any Share to be granted under an Option immediately before the Transaction, the consideration (whether shares, options, cash or securities or other property ) which will be received from the Transaction by the shareholders in respect of each Share held at the closing date of the Transaction (and if such holders were given a choice as to the consideration, the type of consideration chosen by the holders of the majority of the Shares); Provided that if such consideration received in the case of a Transaction is not in ordinary shares (or equivalent) of the acquiring company (or its parent company or subsidiary), the board of directors may, after receiving the acquiring company’s consent, determine that the consideration received by exercising the Option will only be ordinary shares (or their equivalent) of the acquiring company (or its parent company or subsidiary), whereby the market price of the shares is equal to the price per share received by the majority of the shareholders in the Transaction; And subject to the board of directors being able to determined, at their discretion, that in such a case of replacement or conversion of an Option against an option of the acquiring company, such option shall be exchanged against any other type of asset, including cash, in a fair manner under the existing circumstances.

12.2.5.	Should it be decided to voluntarily dissolve the Company while there are Options that have not yet been exercised by virtue of the Plan, the Company will notify all Options holders regarding the said decision, and each Option holder will have ten (10) days to exercise the vested Options that have not yet been exercised into Shares, in accordance with provisions set out in section 7 above. Upon the expiration of the ten days, all Options that have not yet been exercised into Shares will expire immediately, whether vested or not.

12.2.6.	The Company’s board of directors may, in its sole discretion, set additional provisions in the Option Agreement of each Offeree under this Plan with regards to adjustments of the Exercise Price.

13.	Termination of Employment or Appointment

13.1.	Other than the exceptions listed in section 13.3 below, if, before the elapse of the Vesting Dates:

(a)	The employee-employer relationship between the Offeree and the Company in which he is employed during the term of this Plan will be terminated for any reason, or the service agreement between the Offeree and the Company will be terminated for any reason; or

(b)	The Offeree who serves as a director of the Company will cease to serve as a director of the Company and/or cease to provide services to the Company for any reason;

Notice of termination of employment or engagement or appointment as aforesaid shall be considered a termination of employment or engagement or appointment and the date of such notice shall be hereinafter referred to as the “Termination Date”.

Then, had it not been determined otherwise in the Option Agreement, on the Termination Date, the Offeree’s entitlement to the Options, which have not yet been vested, shall expire.

13.2.	Without derogating from the provisions of section 13.1 above and unless otherwise provided in the Offeree’s Option Agreement, the Offeree may exercise Options after the Termination Date for an additional period after the Termination Date, but only in respect of Options that have been fully vested on the Termination Date, and all as listed below:

1)	In an event of termination of the relationship for no “Cause”, the Offeree will have the right to exercise the Options he was entitled to exercise under the Options Agreement in accordance with the Vesting Dates and provided they have not expired, for a period of ninety (90) days after Termination.

2)	In an event of termination of the relationship due to death or disability of the Offeree, the Offeree or his legal heirs shall have the right to exercise the Options that the Offeree was entitled to exercise under the Option Agreement in accordance with the Vesting Dates and provided they have not yet expired, for a period of twelve (12) months after the termination of the relationship.

3)	The board of directors has approved, prior to the Termination Date, an extension of the terms of the Vesting Dates of the Options that have not yet been exercised beyond the date of termination of the relationship for a period not exceeding the original term set for the exercise of the Options.

For the avoidance of doubt, in the event that the termination of the relationship is for “Cause”, or in the event that the Offeree appointed as a director of the Company ceases to serve as a director of a company in the Company Group upon the initiative of a company in the Company Group under the circumstances in which restrictions apply to the director’s term as set out in any applicable laws, and as detailed in section 226(a) and 227 of the Companies Act 5759-1999, then the Options will expire for all intents and purposes (whether or not the Offeree at the time of termination of the relationship was entitled to exercise some of the Options), and the Offeree will have no right in connection with the Options.

13.3.	Notwithstanding the provisions of section 13.1 above, in the event of

a.	Complete loss of work capacity, as defined below, of the Offeree; or

b.	Death of the Offeree (G-d forbid).

The Offeree, or his heirs in the event of death, shall be entitled to exercise the all the Options issued to the Trustee on behalf of the Offeree, immediately after the event as stated in subsection (a) or (b) above, regardless of completion or in completion of the Vesting Dates applicable to the Offeree, the aforementioned is subject to the provisions of Section 102 of the Ordinance in relation to the capital gains tax track and the Rules, the Vesting Dates, as stated in Section 7 above, and the rest of the provisions of this Plan.

For the purposes of this section 13.3, “complete loss of work capacity” shall be considered a stable physical and/or mental condition, lasting at least six (6) months, caused as a result of an illness or accident, which prevents the Offeree from engaging in a profession and/or occupation which match his educational level, experience and previous skills, all as determined by the absolute and final discretion of the Company’s board of directors.

13.4.	Should the Offeree work in another company in the Company Group, the period of work of the Offeree in the other company will be regarded as a period of employment in the company in which he is employed at the time of this Plan, and all subject to obtaining appropriate approvals from the tax authorities, if applicable.

13.5.	For the purposes of this Section 13, retirement in accordance with applicable laws shall not be deemed under the provisions of any law or agreement as terminating the employer-employee relationship, subject to obtaining appropriate approvals from the tax authorities, if applicable.

14.	Taxes and Expenses

14.1.	This Plan shall be subject to, construed and comply with all the requirements of Section 102 of the Ordinance and any written approval by the Israeli tax authorities. All tax consequences under any applicable law, which will arise as a result of the issuance of the Options and/or their designation and/or their exercise and/or their holding and/or sale of the Exercised Shares (or any other security issued under the Plan) by or for the Offeree, shall be borne and paid by the Offeree. The Offeree will indemnify the Company and any company from the Company Group and/or the Trustee and will exempt them from any liability for any payment of tax and/or fine and/or interest and/or linkage as aforesaid.

14.2.	Whenever a payment is required to be made by the Offeree and/or a company from the Company Group and/or the Trustee through deducting withholding tax in connection with Options issued to the Trustee on behalf of the Offeree and/or the Exercised Shares, the company from the Company Group as aforesaid and/or the Trustee, as the case may be, may demand from the Offeree an amount sufficient to cover any deduction of withholding tax as aforesaid. In any event where shares or any other property other than money are transferred following the exercise of Options as aforesaid, the company from the Company Group and/or the Trustee will have the right to demand from the Offeree a sum of money sufficient to meet any deduction of withholding tax requirement, and if this amount is not transferred on time, the company from the Company Group and/or the Trustee, will have the right to hold or offset (subject to applicable laws) the Shares or any such property until the said payment is transferred by the Offeree.

14.3.	Before the tax has been paid as stated in Section 7 of the Rules, the Options or Exercised Shares shall not be transferable, assignable, pledged, foreclosed or otherwise voluntarily encumbered, nor shall any power of attorney or deed of transfer be given in connection with them, either immediate or valid on a future date, except under a will or inheritance by law; If the Options or Exercise Shares have been transferred by virtue of a will or inheritance in accordance with such law, the provisions of Section 102 of the Ordinance and the provisions of the Rules shall apply to the heirs or transferees of the Offeree.

14.4.	Expenses incurred in relation to the management and implementation of this Plan, if and to the extent applicable, shall be borne and paid by the Company.

15.	Non-Transferability of Options and Shares.

15.1.	The Options or rights of the Offeree in connection with the Options, whether or not a payment has been made on their behalf, are not transferable, assignable, to be given as a guarantee, and no right to them may be granted to a third party, except as expressly stated in the Plan. During the Offeree’s life, all Offeree’s rights to purchase Shares by virtue of the Plan can only be realized by the Offeree.

Any such action, whether direct or indirect, whether valid immediately or in the future, shall be null and void.

15.2.	As long as the Exercise Shares are held by the Trustee for the benefit of the Offeree, then all of the Offeree’s rights are personal and may not b e transferred, assigned, pledged, foreclosed or encumbered, except for transfer by virtue of a will or inheritance law.

16.	No Undertaking for Continuance of Employment or Receiving Services.

No provision in this Plan and/or in the Options Agreement shall be construed as an obligation and/or consent on the part of the Company and/or a company in the Company Group to continue to employ the Offeree or receive services from him, and any provision in the Option Agreement and/or Plan shall not be construed as granting the Offeree any rights to to continue being employed by the Company and/or a Company in the Company Group or to provide services to any of them, or as limiting the right of the Company and/or a company in the Company Group to terminate the employment of any Offeree or an agreement with any Offeree (in the event of a service provider) at any time. In addition, the Options and/or Exercised Shares will not be taken into account in calculating any social benefits that the Offeree is entitled to by virtue of his employment by the Company.

17.	No Third-Party Rights to the Options

Subject to the provisions of the Plan, no person other than the Offeree will have any rights in relation to the Options issued to the Trustee on behalf of the Offeree under the Plan.

18.	Reservation of Sufficient Registered Share Capital

The Company undertakes to maintain, at all times, a sufficient number of Shares in its registered capital for the purpose of exercising the Options to be issued under this Plan.

19.	Governing Law and Jurisdiction.

This Plan and all accompanying documents submitted or signed by the Company and/or a company from the Company Group in connection with this Plan will be interpreted and will be governed by the laws of the State of Israel. The competent courts of Tel Aviv-Yafo shall have the exclusive jurisdiction with regards to this Plan and all the accompanying documents as aforesaid.

20.	Non-Exclusivity of the Plan

The adoption of this Plan by the board of directors will not be construed as correcting, changing, canceling and/or replacing any prior approved incentive arrangement (insofar as it exists), or as limiting the board of director’s authority to adopt other arrangements to grant incentives to Offerees, including and without derogating from the aforesaid granting option that are not by virtue of the Plan, and the same arrangements may apply in general or in certain cases.

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